Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator and Participants of the
Flotek Industries, Inc. 401(k) Plan:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-157276, 333-172596, 333-174983, 333-183617, 333-198757, 333-213407, and 333-225865) on Form S-8 of Flotek Industries, Inc. and subsidiaries (the “Company”) of our report dated June 29, 2017 relating to our audit of the Statement of Net Assets Available for Benefits as of December 31, 2016 of Flotek Industries, Inc 401(k) Plan, which appears in the Annual Report on Form 11-K of Flotek Industries, Inc. 401(k) Plan for the year ended December 31, 2017.

/s/ Hein & Associates LLP

Denver, Colorado
June 27, 2018